Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-126827) and Form F-3 (No. 333- 266477) of our reports dated April 28, 2023, with respect to the consolidated financial statements of Grupo Televisa, S.A.B. and the effectiveness of internal control over financial reporting.

/s/ KPMG Cardenas Dosal, S. C.

Mexico City, Mexico

April 28, 2023